Exhibit 10.4

FIRST AMENDMENT TO THE
SCS TRANSPORTATION, INC.
2002 SUBSTITUTE STOCK OPTION AND SHARE AWARD PLAN

WHEREAS, SCS Transportation, Inc. (“SCS”) previously adopted the SCS Transportation, Inc. 2002 Substitute Stock Option and Share Award Plan (the “Plan”) for the benefit of certain eligible employees;

WHEREAS, Section 8 of the Plan affords the Board of Directors of SCS (the “Board”) the authority to amend the Plan; and

WHEREAS, the Board desires to amend the Plan, effective immediately, to afford the Board’s Compensation Committee (the “Committee”) authority to modify the terms of the Awards in such manner as the Committee, in its sole and absolute discretion, deems appropriate subject to the terms of the Plan, and to make certain other changes to the Plan;

THEREFORE, effective immediately, the Plan is amended as follows:

1.	A new Section 2.9 is added:

2.9 “Substitute Award” means any substitute stock option agreement that the Company or the Committee may choose to grant under Section 3 of this Plan.

2.	A new Section 3.4 is added:

The Committee may at any time make such modifications to the terms of a Substitute Award as it shall deem advisable, including extending the period of time in which a Substitute Award may be exercised. No modification hereunder may, without the consent of the Participant to whom the Substitute Award has been granted, adversely affect the rights of such Participant under the Substitute Award.

IN WITNESS WHEREOF, this First Amendment to the Plan has been duly executed as of the       day of June, 2006.

SCS Transportation, Inc.

By:
Name:
Title: